PERFORMANCE AWARD AGREEMENT
January 2018
Dear Sean,
This will confirm our discussion regarding the performance award the Bank has offered to you. As discussed, due to the strategic importance of our technology initiatives over the next few years, I, (with agreement from our board of directors), am pleased to confirm the details of this performance award arrangement, the terms of which are set forth below in this letter agreement (“the Agreement”).

1.Performance Award Amount.

If you satisfy award conditions described herein, you will receive a payment of up to $200,000, less applicable deductions. The amount for which you qualify, under the terms and conditions described in this Agreement, will be paid to you in a single sum in March of 2021.

2. Performance Award Conditions.

a.Continued Employment Condition. To qualify for the award, you must remain an active employee of the Bank from the effective date of this Agreement (which occurs when both parties have signed the Agreement) through the date it is paid (expected to be on or about March 15, 2021). The payment will also require a vote of approval by the Board of Directors. This period of additional employment is referred to as the “Award Period.” If (i) you voluntarily leave your employment with the Bank (ii) you are involuntarily terminated, or (iii) you die before the end of the Retention Period, you (and your heirs, in the event of your death) will not be entitled to a retention award, unless recommended by the President and CEO, in his/her sole discretion, and approved by the Board.

b. Performance Satisfaction Condition. To qualify for the performance award under this Agreement, you must perform your role to the full satisfaction of the Bank and remain an employee in good standing. The deliverables we have agreed to include the following:

1.Successful completion of approved and prioritized Bank2020 initiatives, on time and on budget or as modified with mutual agreement.

a.Development of a strategic technology plan to follow Bank2020 delivered by Q1 2019.

b.Maintain a productive relationship with the FHFA as well as achieve acceptable annual FHFA exams, and the effective remediation of exam findings for the three-year period.

c.Maintain an overall performance rating of at least “meets expectations”

d.Maintain stability of key staff members Ensure key roles in Bank Technology (CIO direct reports) are staffed with qualified, effective personnel.

e.Actively invest in the development of his leadership team.

3. General Provisions. The following general provisions apply for purposes of the Agreement:

a.President’s Discretion. Other issues that are not foreseen today but develop over time may be considered in determining an appropriate payment under this agreement. All decisions made by the President under this Agreement, subject to the express terms of this Agreement, are in the President’s absolute discretion, and subsequent agreement by the Board of Directors, and are final and binding on the parties.

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b.Not an Employment Contract. This Agreement is not to be construed as an employment contract between the Bank and you. You will remain an “at will” employee of the Bank and nothing contained herein is intended as a promise to employ you for a definite period of time.

c.Payment. The performance award will be paid in a single sum at approximately the same time as any 2020 EIP payments are being made. This is expected to by no later than mid-March 2021. The payment will be treated for tax purposes as additional compensation for employee services. This Agreement is not intended to constitute a nonqualified deferred compensation arrangement.

d.Confidentiality. The existence and terms of this Agreement, and of the performance award arrangement, are strictly confidential. As a condition to the payment of any performance award under this Agreement, you must keep the existence and terms of this Agreement confidential at all times. The only exceptions are disclosure of essential terms to your spouse, to a lawyer, to a tax or financial advisor, or in response to a legally required disclosure. If this confidentiality requirement is breached prior to the end of the performance period, the performance award will not be paid to you.

If these terms are acceptable to you, please indicate your acceptance by signing a copy of this Agreement where indicated below and by returning it to my attention.

As you consider this Agreement and the terms of the retention award arrangement, please see me, or Barry Gale, with any questions you may have.

Sincerely,

/s/ Edward A. Hjerpe III
Edward A. Hjerpe III
President and Chief Executive Officer

/s/ Sean R. McRae

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